UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 22, 2023

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 President Clinton Ave., Ste. 300	Little Rock	AR	72201
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code	501	205-8508

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	INUV	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Inuvo, Inc. (the “Company”) announced that its Board of Directors has appointed Barry Lowenthal as President, effective May 22, 2023. Mr. Lowenthal, 57, has served as CEO of Media Kitchen, a media planning and buying agency owned by Stagwell Group, from February 2006 through February 2022. Prior to joining Media Kitchen, Mr. Lowenthal was the media director at Bartle Bogle Hegarty, a full-service advertising agency providing creative and media services from 2001 to 2006. Mr. Lowenthal has been working in the field of media planning and buying since 1988, shortly after he graduated from the University of Maryland with a Bachelor of General Studies degree in 1987. In 1994 Lowenthal received a Master of Business Administration from the City University of New York, Baruch College.

On May 22, 2023, the Company also entered into an employment agreement with Mr. Lowenthal. The employment agreement entered into by Mr. Lowenthal has an initial term of one year, after which the employment agreement automatically renews for additional one-year periods on the same terms and conditions, unless either party to the agreement exercises the respective termination rights available to such party in the agreement. The employment agreement provides for a minimum annual base salary of $300,000 and an initial grant of 1,250,000 restricted stock units vesting 33 1/3% per year of service. The employment agreement . The employment agreement requires the Company to compensate Mr. Lowenthal and provide him with certain benefits if his employment is terminated. The compensation and benefits he is entitled to receive upon termination of employment vary depending on whether his employment is terminated (i) by the Company for cause (as defined in the employment agreement); (ii) by the Company without cause, or by Mr. Lowenthal for good reason (as defined in the employment agreements); (iii) due to death or disability; or (iv) by Mr. Lowenthal without good reason.

In the event of a termination by the Company without cause or a termination by Mr. Lowenthal for good reason, he would be entitled to receive the following: (i) his earned but unpaid basic salary through the termination date; (ii) a severance payment equal to his base salary over twelve months (provided, if Mr. Lowenthal has been employed less than twelve months such payment shall be prorated to reflect his employment); and (iii) any other amounts owing to Mr. Lowenthal under the then applicable employee benefit plan or programs of the Company. In the event of a termination by the Company with cause, Mr. Lowenthal would be entitled to receive the earned but unpaid portion of his base salary through the date of termination.

There are no other arrangements or understandings between Mr. Lowenthal and any other person pursuant to which Mr. Lowenthal was appointed as President of the Company. There are also no family relationships between Mr. Lowenthal and any director or executive officer of the Company, and Mr. Lowenthal has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A press release announcing the appointment of Mr. Lowenthal is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 19, 2023, the Company’s board of directors amended and restated the bylaws of the Company to update the structure of its officer positions and clarify each’s duties and responsibilities. A copy of the second amended and restated bylaws of the Company is filed as Exhibit 3(ii).1 to this report.

Item 5.07 Regulation FD Disclosure.

On May 22, 2023, the Company released a presentation for investors entitled: May 2023 Investor Presentation. A copy of the presentation is attached as Exhibit 99.2 and is incorporated by reference into this Current Report on Form 8-K.

The information in this Current Report on Form 8-K and accompanying exhibit is being furnished and shall not be deemed to be “filed” for the purposes of Section18 of the Exchange Act, or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3 (ii).1	Bylaw amendment adopted May 19, 2023.
10.1	Employment Agreement dated May 22, 2023 between Inuvo, Inc. and Barry Lowenthal.
99.1	Press Release, dated May 22, 2023.
99.2	May 2023 Investor Presentation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.
Date: May 22, 2023	By:	/s/ John Pisaris
John Pisaris, General Counsel